Exhibit 99

FOR IMMEDIATE RELEASE

Media contacts:	Deborah Spak, (847) 948-2349
Sally Benjamin Young, (847) 948-2304

Investor contacts:	Mary Kay Ladone, (847) 948-3371
Mike Shapiro, (847) 948-3212

BAXTER TO RESTATE 2001 THROUGH 2003 FINANCIAL STATEMENTS

TO CORRECT INCOME TAX ACCOUNTING ERRORS

Restatement Favorably Impacts Stockholders’ Equity, But Has No Impact On

Earnings Or Cash Flow Previously Reported For 2001 Through 2004

DEERFIELD, Ill., March 14, 2005 — Baxter International Inc. (NYSE:BAX) announced today that it intends to restate its financial statements for the years 2001 through 2003, and for the first three quarters of 2004. The restatement is limited to income tax accounting errors affecting the company’s balance sheet, and does not affect the company’s previously reported revenue, net income, earnings per share or cash flow for those periods. The restatement will not affect Baxter’s reported tax rates for the affected years, or the anticipated tax rate for 2005, nor will it affect the company’s business prospects or earnings outlook for 2005.

This situation arises primarily from errors related to income tax accounting for periods prior to 2001, and from classification errors of certain income tax and other related balance sheet accounts. In addition to reclassification of certain income tax balance sheet accounts for 2001 through 2003, the net effect of the restatement will be an increase to the company’s previously reported stockholders’ equity for the years 2001 through 2003 of approximately $108 million. Stockholders’ equity as of December 31, 2004, as previously reported in the company’s Current Report on Form

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8-K filed January 27, 2005, will be increased by approximately $130 million as a result of this restatement.

“We have devoted significant resources over the last year to assessing, and strengthening where appropriate, our controls in the context of the Sarbanes-Oxley Section 404 review,” said John J. Greisch, Baxter’s chief financial officer. “We have identified and corrected the errors in classification of certain income tax and other related balance sheet accounts as part of our Sarbanes-Oxley Section 404 work, and we are confident that we have strengthened the processes and controls for the accounting for income taxes.”

As a result of the income tax accounting errors, the company has determined that it had an internal control deficiency that constitutes a “material weakness” as defined by the Public Company Accounting Oversight Board’s Auditing Standard No. 2. This is the only material weakness that was identified during the company’s review of its internal control system. As a result of this material weakness, management will be unable to conclude that the company’s internal control over financial reporting was effective as of December 31, 2004. Therefore, the company’s external auditors, PricewaterhouseCoopers LLP, will issue an adverse opinion with respect to the company’s internal control over financial reporting. As will be reported in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, Baxter’s management believes that the material weakness relating to accounting for income taxes that existed as of December 31, 2004, will be remediated as a result of processes that have been implemented subsequent to December 31, 2004.

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As a result of the restatement, previously issued financial statements for 2001 through the third quarter of 2004 should no longer be relied upon. Details of the restatement for 2001 through 2003 will be reflected in an Amended Annual Report on Form 10-K for the year ended December 31, 2003, which the company will file today. Amendments to the company’s Quarterly Reports on Form 10-Q for 2004 will be filed in the near future. The company expects to file with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2004, by March 16, 2005.

Baxter International Inc., through its subsidiaries, assists health-care professionals and their patients with the treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.

Statements in this press release including but not limited to the company’s anticipated tax rate for 2005, business prospects, and earnings outlook for 2005 are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risk and uncertainty related to the company’s ability to realize in a timely manner the anticipated benefits of restructuring initiatives; the effect of economic conditions; the impact of geographic and/or product mix on the company’s sales; actions of regulatory bodies and other governmental authorities, including but not limited to actions of the FDA and foreign counterparts, that could delay, limit or suspend product sales and distribution; regulatory action; product quality and/or patient safety concerns leading to product recalls, withdrawals, launch delays or declining sales; product development risks; interest rates; technological advances in the medical field; demand for and market acceptance risks for new and existing products, such as ADVATE, and other technologies; the impact of competitive products and pricing, including generic competition, drug reimportation and disruptive technologies; inventory reductions or fluctuations in buying patterns by wholesalers or distributors; foreign currency exchange rates; the availability of acceptable raw materials and component supply; global regulatory, trade and tax policies; regulatory, legal or other developments relating to the company’s A, AF and AX series dialyzers; the ability to obtain adequate insurance coverage at reasonable

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cost; ability to enforce patents; patents of third parties preventing or restricting the company’s manufacture, sale or use of affected products or technology; reimbursement policies of government agencies and private payers; internal and external factors that could impact commercialization; results of product testing; and other risks detailed in the company’s filings with the Securities and Exchange Commission. The company does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made. Actual results or experience could differ materially from the forward-looking statements.

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